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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)
                    Under the Securities Exchange Act of 1934
                              (Amendment No. 1)

                            - - - - - - - - - - - - -

                       DAIRY MART CONVENIENCE STORES, INC.
                                (Name of Issuer)

Common Stock, par Value  $.01 Per Share                           233860303
  (Title of class of securities)                                (CUSIP number)

                 COMMITTEE OF CONCERNED DAIRY MART SHAREHOLDERS
                               c/o Frank Colaccino
                             The Colvest Group, Ltd.
                              360 Bloomfield Avenue
                                    Suite 208
                                Windsor, CT 06095
                                 (860) 688-3667

                                 With a copy to:
                           Richard T. Keppelman, Esq.
                               Levy & Droney, P.C.
                             74 Batterson Park Road
                              Farmington, CT 06032
                                 (860) 676-3132

(Name, address and telephone number of person authorized to receive notices and communications)

                                   May 25, 2000
             (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1 (b) (3) or (4), check the following box [___].



                        (Continued on following page (s))



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CUSIP No.  233860303                                              Page 1 of 11

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1.       NAME OF REPORTING PERSON:                   FRANK COLACCINO

         S.S. OR I.R.S. IDENTIFICATION NO.
         OF ABOVE PERSON:

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2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:             (A) [X]
                                                                       (B) [ ]

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS:                   PF

--------------------------------------------------------------------------------
5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED         [__]
         PURSUANT TO ITEM 2 (d) or 2 (e):

--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF                                       US
         ORGANIZATION:
--------------------------------------------------------------------------------

                                                  :  7. SOLE VOTING POWER
                                                  :     127,525
                                                  :-----------------------------
                                                  :  8. SHARED VOTING POWER
                                                  :     -0-
         NUMBER OF SHARES                         :
         BENEFICIALLY OWNED BY                    :
         EACH REPORTING PERSON                    :-----------------------------
         WITH                                     :
                                                  :  9. SOLE DISPOSITIVE POWER
                                                  :     127,525
                                                  :-----------------------------
                                                  :
                                                  : 10. SHARED DISPOSITIVE POWER
                                                  :     -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY                         127,525
         REPORTING PERSON:

--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES            [__]
         CERTAIN SHARES:
--------------------------------------------------------------------------------
13.       PERCENT OF CLASS PRESENTED BY AMOUNT IN ROW (11):                2.6%

--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON:                                        IN
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CUSIP No.  233860303                                              Page 2 of 11

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1.       NAME OF REPORTING PERSON:                   STEPHEN N. KREVALIN

         S.S. OR I.R.S. IDENTIFICATION NO.
         OF ABOVE PERSON:

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:             (A) [X]
                                                                       (B) [ ]

--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS:                   PF

--------------------------------------------------------------------------------
5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED         [__]
         PURSUANT TO ITEM 2 (d) or 2 (e):

--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF                                       US
         ORGANIZATION:

--------------------------------------------------------------------------------
                                                  :  7. SOLE VOTING POWER
                                                  :     200
                                                  :-----------------------------
                                                  :  8. SHARED VOTING POWER
                                                  :     -0-
         NUMBER OF SHARES                         :
         BENEFICIALLY OWNED BY                    :
         EACH REPORTING PERSON                    :-----------------------------
         WITH                                     :
                                                  :  9. SOLE DISPOSITIVE POWER
                                                  :     200
                                                  :-----------------------------
                                                  :
                                                  :  10.SHARED DISPOSITIVE POWER
                                                  :     -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY                         200
         REPORTING PERSON:

--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES           [__]
         CERTAIN SHARES:

--------------------------------------------------------------------------------
13.       PERCENT OF CLASS PRESENTED BY AMOUNT IN ROW (11):             N/A

--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON:                                      IN

--------------------------------------------------------------------------------

CUSIP No.  233860303                                              Page 3 of 11

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON:                   LAURENCE D. LANDRY

         S.S. OR I.R.S. IDENTIFICATION NO.
         OF ABOVE PERSON:

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:             (A) [X]
                                                                       (B) [ ]

--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS:                   PF

--------------------------------------------------------------------------------
5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED         [__]
         PURSUANT TO ITEM 2 (d) or 2 (e):

--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF                                       US
         ORGANIZATION:

--------------------------------------------------------------------------------
                                                  :  7. SOLE VOTING POWER
                                                  :     119,500
                                                  :-----------------------------
                                                  :  8. SHARED VOTING POWER
                                                  :     -0-
         NUMBER OF SHARES                         :
         BENEFICIALLY OWNED BY                    :
         EACH REPORTING PERSON                    :-----------------------------
         WITH                                     :
                                                  :  9. SOLE DISPOSITIVE POWER
                                                  :     119,500
                                                  :-----------------------------
                                                  :
                                                  :  10.SHARED DISPOSITIVE POWER
                                                  :     -0-

--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY                        119,500
         REPORTING PERSON:

--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES           [__]
         CERTAIN SHARES:

--------------------------------------------------------------------------------
13.       PERCENT OF CLASS PRESENTED BY AMOUNT IN ROW (11):               2.4%

--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON:                                      IN

--------------------------------------------------------------------------------

CUSIP No.  233860303                                              Page 4 of 11

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1.       NAME OF REPORTING PERSON:                   DENIS NEWMAN

         S.S. OR I.R.S. IDENTIFICATION NO.
         OF ABOVE PERSON:

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:             (A) [X]
                                                                       (B) [ ]

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS:                   PF

--------------------------------------------------------------------------------
5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED         [__]
         PURSUANT TO ITEM 2 (d) or 2 (e):

--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF                                       US
         ORGANIZATION:

--------------------------------------------------------------------------------
                                                  :  7. SOLE VOTING POWER
                                                  :     5,000
                                                  :-----------------------------
                                                  :  8. SHARED VOTING POWER
                                                  :     -0-
         NUMBER OF SHARES                         :
         BENEFICIALLY OWNED BY                    :
         EACH REPORTING PERSON                    :-----------------------------
         WITH                                     :
                                                  :  9. SOLE DISPOSITIVE POWER
                                                  :     5,000
                                                  :-----------------------------
                                                  :
                                                  :  10.SHARED DISPOSITIVE POWER
                                                  :     -0-

--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY                       5,000
         REPORTING PERSON:

--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES           [__]
         CERTAIN SHARES:

--------------------------------------------------------------------------------
13.       PERCENT OF CLASS PRESENTED BY AMOUNT IN ROW (11):             .1%

--------------------------------------------------------------------------------

14.       TYPE OF REPORTING PERSON:                                      IN

--------------------------------------------------------------------------------

CUSIP No.  233860303                                              Page 5 of 11

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1.       NAME OF REPORTING PERSON:                   ANDREW NISS

         S.S. OR I.R.S. IDENTIFICATION NO.
         OF ABOVE PERSON:

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:             (A) [X]
                                                                       (B) [ ]

--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS:                   PF

--------------------------------------------------------------------------------

5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED         [__]
         PURSUANT TO ITEM 2 (d) or 2 (e):

--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF                                         US
         ORGANIZATION:

--------------------------------------------------------------------------------
                                                  :  7. SOLE VOTING POWER
                                                  :     200
                                                  :-----------------------------
                                                  :  8. SHARED VOTING POWER
                                                  :     -0-
         NUMBER OF SHARES                         :
         BENEFICIALLY OWNED BY                    :
         EACH REPORTING PERSON                    :-----------------------------
         WITH                                     :
                                                  :  9. SOLE DISPOSITIVE POWER
                                                  :     200
                                                  :-----------------------------
                                                  :
                                                  :  10.SHARED DISPOSITIVE POWER
                                                  :     -0-

--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY                         200
         REPORTING PERSON:

--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES           [__]
         CERTAIN SHARES:

--------------------------------------------------------------------------------
13       PERCENT OF CLASS PRESENTED BY AMOUNT IN ROW (11):              N/A

--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON:                                       IN

--------------------------------------------------------------------------------

CUSIP No.  233860303                                              Page 6 of 11

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON:                   JOHN M. O'BRIEN, III

         S.S. OR I.R.S. IDENTIFICATION NO.
         OF ABOVE PERSON:

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:             (A) [X]
                                                                       (B) [ ]

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS:                   PF

--------------------------------------------------------------------------------
5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED         [__]
         PURSUANT TO ITEM 2 (d) or 2 (e):

--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF                                       US
         ORGANIZATION:

--------------------------------------------------------------------------------

                                                  :  7. SOLE VOTING POWER
                                                  :     5,000
                                                  :-----------------------------
                                                  :  8. SHARED VOTING POWER
                                                  :     -0-
         NUMBER OF SHARES                         :
         BENEFICIALLY OWNED BY                    :
         EACH REPORTING PERSON                    :-----------------------------
         WITH                                     :
                                                  :  9. SOLE DISPOSITIVE POWER
                                                  :     5,000
                                                  :-----------------------------
                                                  :
                                                  :  10.SHARED DISPOSITIVE POWER
                                                  :     -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY                       5,000
         REPORTING PERSON:

--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES           [__]
         CERTAIN SHARES:

--------------------------------------------------------------------------------
13.      PERCENT OF CLASS PRESENTED BY AMOUNT IN ROW (11):              .1%

--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON:                                       IN

--------------------------------------------------------------------------------

CUSIP No.  233860303                                              Page 7 of 11

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1.       NAME OF REPORTING PERSON:                   JOHN L. RITTER

         S.S. OR I.R.S. IDENTIFICATION NO.
         OF ABOVE PERSON:

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:             (A) [X]
                                                                       (B) [ ]

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS:                   PF

--------------------------------------------------------------------------------
5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED         [__]
         PURSUANT TO ITEM 2 (d) or 2 (e):

--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF                                         US
         ORGANIZATION:

--------------------------------------------------------------------------------
                                                  :  7. SOLE VOTING POWER
                                                  :     500
                                                  :-----------------------------
                                                  :  8. SHARED VOTING POWER
                                                  :     -0-
         NUMBER OF SHARES                         :
         BENEFICIALLY OWNED BY                    :
         EACH REPORTING PERSON                    :-----------------------------
         WITH                                     :
                                                  :  9. SOLE DISPOSITIVE POWER
                                                  :     500
                                                  :-----------------------------
                                                  :
                                                  :  10.SHARED DISPOSITIVE POWER
                                                  :     -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY                         500
         REPORTING PERSON:

--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES           [__]
         CERTAIN SHARES:

--------------------------------------------------------------------------------
13.      PERCENT OF CLASS PRESENTED BY AMOUNT IN ROW (11):              N/A

--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON:                                      IN

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CUSIP No.  233860303                                              Page 8 of 11

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1.       NAME OF REPORTING PERSON:                   DONALD K. WILSON, JR.

         S.S. OR I.R.S. IDENTIFICATION NO.
         OF ABOVE PERSON:

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:             (A) [X]
                                                                       (B) [ ]

--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS:                   PF

--------------------------------------------------------------------------------
5.       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED         [__]
         PURSUANT TO ITEM 2 (d) or 2 (e):

--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF                                         US
         ORGANIZATION:

--------------------------------------------------------------------------------
                                                  :  7. SOLE VOTING POWER
                                                  :     500
                                                  :-----------------------------
                                                  :  8. SHARED VOTING POWER
                                                  :     -0-
         NUMBER OF SHARES                         :
         BENEFICIALLY OWNED BY                    :
         EACH REPORTING PERSON                    :-----------------------------
         WITH                                     :
                                                  :  9. SOLE DISPOSITIVE POWER
                                                  :     500
                                                  :-----------------------------
                                                  :
                                                  :  10.SHARED DISPOSITIVE POWER
                                                  :     -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY                         500
         REPORTING PERSON:

--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES           [__]
         CERTAIN SHARES:

--------------------------------------------------------------------------------
13.       PERCENT OF CLASS PRESENTED BY AMOUNT IN ROW (11):             N/A

--------------------------------------------------------------------------------
14.       TYPE OF REPORTING PERSON:                                      IN

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CUSIP No.  233860303                                              Page 9 of 11

ITEM 1.  SECURITY AND ISSUER.

         The class of equity securities to which this statement is the Common Stock, $.01 par value (the "Common Stock"), of Dairy Mart Convenience Stores, Inc., a Delaware Corporation (the "Issuer"). The principal executive offices of the Issuer are located at One Dairy Mart Way, 300 Executive Parkway West, Hudson, Ohio 44236.

ITEM 2.  IDENTITY AND BACKGROUND.

         A statement of beneficial ownership was filed on behalf of the Committee of Concerned Dairy Mart Shareholders (the "Committee") on May 16, 2000. The Committee consisted of persons who were shareholders of the issuer and was formed for the limited purpose of proposing a slate of directors to replace the current Board of Directors of the Issuer.

Such proposal was withdrawn by mutual agreement between the issuer and the Committee. A copy of such Agreement was filed by the Issuer as Exhibit 10(a) to its current report on Form 8-K filed on May 24, 2000.

The Committee has been dissolved and the Members thereof are no longer acting as a group.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

(e) The Committee has been dissolved effective as of May 25, 2000 and therefor ceased to be the beneficial owner of more than five percent of the class of securities.




CUSIP No.  233860303                                             Page 10 of 11

                                    SIGNATURE

         After reasonable inquiry and the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            S/FRANK COLACCINO
                                            -------------------------
                                            Frank Colaccino, for himself and as
                                            representative of the group



CUSIP No.  233860303                                             Page 11 of 11